Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

PAR Technology Corporation
New Hartford, New York

We hereby consent to the incorporation by reference in the Prospectus constituting a part of this Registration Statement of our report dated December 13, 2019, relating to the consolidated financial statements of AccSys, Inc. appearing in the Company’s current report on Form 8-K/A dated February 3, 2020.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/s/ BDO USA, LLP

Tampa, Florida
September 30, 2020

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.